SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 6, 2006

GLOBAL POWER EQUIPMENT GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16501	73-1541378
(Commission File Number)	(IRS Employer Identification No.)

6120 S. Yale, Suite 1480, Tulsa, Oklahoma	74136
(Address of Principal Executive Offices)	(Zip Code)

(918) 488-0828

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 7, 2006, the Company entered into a waiver and amendment (the “Fourth Amendment”) to the Credit Agreement, dated as of October 1, 2004, by and among the Company, certain of its subsidiaries, the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and L/C Issuer, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A, as Managing Agent (the “Credit Agreement”).

The Fourth Amendment modifies and waives various terms of the Credit Agreement, as previously amended, and adds additional terms, including the following:

•	Compliance with the Consolidated Senior Leverage Ratio, Consolidated Leverage Ratio, Consolidated Fixed Charge Coverage Ratio and Consolidated Senior Asset Coverage Ratio financial covenants is waived for the period from December 31, 2005 through September 30, 2006.

•	Until the later of December 31, 2006, and such time as the Company complies with these financial covenants: (1) revolving capacity under the Credit Agreement (which includes letters of credit) is limited to the lesser of $60 million and the Revolving Commitment; (2) all Base Rate Loans and Swing Line Loans bear interest at the Base Rate plus 3% per annum (unless the Default Rate is applicable); (3) the Company may not request any Eurocurrency Rate Loan in Dollars or continue any Eurocurrency Rate Loan in Dollars for another Interest Period and may not convert any loan into a Eurocurrency Rate Loan in Dollars; and (4) the Applicable Rate as it applies to Letters of Credit and Eurocurrency Rate Loans will be 3.25%.

•	Any event of default arising from the Company’s failure to comply with the conditions to credit extensions with respect to any borrowing prior to the delivery of audited financial statements for the period ending December 31, 2005 or for the potential breach of certain designated representations, warranties and covenants or the inaccuracy of any compliance certificate is, to the extent resulting from a restatement of the Company’s financial results, waived.

•	The “Letter of Credit Sublimit,” which was previously set at the lesser of $75 million and the “Revolving Commitment,” will be reduced to the lesser of $55 million and the Revolving Commitment.

•

New covenants are added pursuant to which the Company will be required to provide Bank of America with additional reports, including revised capital and operating budgets for the year ended December 31, 2006 and for each month of the year on a cumulative basis commencing March 31, 2006, and weekly cash reports. The budget must provide for the Company to generate no less than $18 million of “Consolidated EBITDA,” as defined in the Fourth Amendment, for the period January 1, 2006 to December 31, 2006. In addition, the Company will be required to generate Consolidated EBITDA equal to no less than 90% of projected Consolidated EBITDA for each monthly period on a cumulative basis commencing March 31, 2006, as set out in the budget, and no less than $16.2 million for the fiscal year. The Company will also be required to hold cash in an amount that is not less than the outstanding principal amount of the term loan for any period of greater than 30 days.

Other than in respect of the Credit Agreement and Fourth Amendment, there are no material relationships between the Company, the Company’s subsidiaries, the Lenders, Bank of America and their respective affiliates, except that Bank of America and some of the Lenders and their respective affiliates have engaged and may engage in commercial and investment banking transactions with the Company in the ordinary course of business, and also provide or have provided advisory and financial services to the Company.

The Lenders and their affiliates will receive customary fees and commissions for these transactions.

A copy of the Fourth Amendment is attached to this Current Report on Form 8-K as Exhibit 10 and is incorporated by reference as though fully set forth herein. The foregoing summary description of the Fourth Amendment and the transactions contemplated therein is not intended to be complete and is qualified in its entirety by the complete text of the Fourth Amendment.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On March 8, 2006, the Company issued a press release announcing that the Company expects to restate its financial statements for the fiscal year ended December 31, 2004, including the second, third and fourth quarters of 2004, and its interim financial statements for the first, second and third quarters of 2005. Accordingly, the Board of Directors has concluded that the previously issued financial statements for such periods should not be relied upon because of expected errors in those financial statements. The Board of Directors reached this conclusion on March 6, 2006 upon the recommendation of management and after discussion with the Company’s independent registered public accounting firm.

Management has become aware of unrecognized expenses related to a heat recovery equipment project in China that was substantially completed in December 2004. This led management to further review the revenue and cost recognition for this project as well as a separate auxiliary power equipment project that had also been sold through the Company’s Chinese trading company, Global Power Equipment (Shanghai) Co., Ltd. (“GPESH”), in 2004. Following this review, the Company, in conjunction with the Company’s Board of Directors and after discussion with the Company’s independent registered public accounting firm, has determined that gross profit was inadvertently overstated in total for these projects, and that a restatement is required. Currently, management believes that a restatement will result in an unaudited adjustment to prior period financial statements for the second, third and fourth quarters of 2004 and the first, second and third quarters of 2005 that could cumulatively decrease previously reported operating income in an amount that is not currently expected to exceed approximately $7 million.

The Company expects to include restated financial results for the fiscal year ended December 31, 2004, including the second, third and fourth quarters of 2004, and the first, second and third quarters of 2005 in its Annual Report on Form 10-K for the year ended December 31, 2005, which it expects to file on or before March 31, 2006.

In the Company’s 2004 Form 10-K that was filed on March 15, 2005, Management’s Report on Internal Control Over Financial Reporting (“Management’s 2004 Report”), previously concluded that the Company maintained effective internal control over financial reporting as of December 31, 2004. In connection with this restatement, the Company’s management has re-evaluated the effectiveness of its internal control over financial reporting as of December 31, 2004 and determined that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 due to the material weakness described below and that Management’s 2004 Report should no longer be relied upon.

A material weakness is a control deficiency, or combination of control deficiencies, that result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. At December 31, 2004, the Company did not maintain effective control over the accounting for contract revenue and cost recognition relating to two completed projects in China. Specifically, effective controls were not designed and maintained to account for completeness and accuracy of revenue and costs on projects received by the Company’s new Chinese trading company (GPESH) and co-administered by the Company’s U.S. and China operations. These control deficiencies are expected to result in the restatement of the Company’s 2004 annual consolidated financial statements and the interim consolidated financial statements for the second, third and fourth quarters of 2004, and each of the first three quarters of 2005. Accordingly, management has determined that these control deficiencies constitute a material weakness. Additionally, this control deficiency, until remediated, could result in a misstatement of the Company’s revenue and cost of projects that would result in a material misstatement to the Company’s interim or annual financial statements that would not be prevented or detected.

Management has not yet completed its assessment of internal control over financial reporting as of December 31, 2005 but has concluded that the Company’s internal control over financial reporting is ineffective due to the material weakness described above. Since management has not completed its assessment of internal control over financial reporting as of December 31, 2005, it is possible that management may identify one or more additional material weaknesses.

In order to remediate the material weakness described above, management has implemented a new management information system at GPESH (effective February 6, 2006). This system is compatible with the Company’s U.S. system, making all data for GPESH projects available to its U.S. operations.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters disclosed under Item 4.02(a) in this Current Report on Form 8-K.

Statements contained in this Form 8-K regarding the Company’s or management’s intentions, beliefs, expectations, or predictions in the future are forward-looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected, including the completion and audit of the Company’s restated financial statements and the completion and audit of the Company’s 2005 financial statements. Additional information concerning some of the other factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ended December 31, 2004, and other reports on file with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update publicly such forward looking statements, whether as a result of new information, future events or otherwise.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On March 8, 2006, the Company announced the appointment of John M. Matheson as Executive Vice President and Chief Operating Officer, effective March 6, 2006. Mr. Matheson joined the Company in November 2001 and has held several roles within the organization, including Senior Vice President of Global Power Equipment Group, Executive Vice President, Operations of the Company’s Auxiliary Power segment and as the Company’s general counsel and secretary. Mr. Matheson was responsible for many of the Company’s key strategic initiatives, including mergers and acquisitions. He led the restructuring of the Auxiliary Power segment and the acquisitions of Williams Industrial Services Group and Deltak Power Equipment (China). From 1999 to 2001, Mr. Matheson served as Senior Attorney for The Williams Companies, Inc., an international energy and telecommunications company, where he was responsible for mergers, acquisitions and securities law matters. Formerly, he was a shareholder with the law firm of Conner & Winters, P.C., in Tulsa, Oklahoma, and was a Certified Public Accountant with Price Waterhouse. Mr. Matheson is a graduate of the Advanced Management Program of Harvard Business School and holds a Juris Doctorate from Georgetown University and a degree with Highest Honors from the University of Oklahoma School of Business.

Mr. Matheson previously entered into an employment agreement with the Company on April 22, 2004, which was filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2004 and is incorporated by reference herein. As Executive Vice President and Chief Operating Officer, Mr. Matheson will earn a base salary of $225,000 per year and will participate in (i) the Company’s employee benefit programs, and (ii) the Company’s Management Incentive Compensation Plans, under which he will be eligible for a 60% target bonus (with the actual bonus ranging from 50% to 200% of such target) or, in the event a Management Incentive Compensation Plan is not in effect for any bonus year, to receive substantially the same bonus opportunities as were in place for the prior calendar year. In the event Mr. Matheson’s employment is terminated by the Company without Cause (as defined in his employment agreement) or by Mr. Matheson for Good Reason (as defined in the agreement), he will be entitled to receive his base salary for a 12-month period or, if more than 12 months remain in the initial two-year employment term on the date of termination, through the expiration of the Initial Employment Term as defined in the agreement. If termination occurs more than three months after commencement of a new bonus year, he will be entitled to receive a portion of any bonus earned for the year in which termination occurred determined on a pro rated basis based on the number of days of such year employed. Mr. Matheson may not compete with the businesses of the Company for a one year period following his termination.

Item 9.01. Financial Statements and Exhibits.

(d)	The following exhibit is filed herewith:

10	Waiver and Fourth Amendment to Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL POWER EQUIPMENT GROUP INC.

Date: March 8, 2006	By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10	Waiver and Fourth Amendment to Credit Agreement.